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                          Commonwealth Bancorp, Inc.
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        [CITIZENS BANK LOGO]                       [COMMONWEALTH BANK LOGO]

                             FOR IMMEDIATE RELEASE
September 30, 2002



       Citizens Financial Group to acquire Commonwealth Bancorp, Inc.
         Move strengthens Citizens' presence in Philadelphia Market


PROVIDENCE, RI - Citizens Financial Group, Inc., ("Citizens") part of the RBS Group, plc., and Commonwealth Bancorp, Inc. ("Commonwealth") (NASDAQ: CMSB) today announced a definitive agreement under which Citizens will acquire Commonwealth in a cash merger transaction for approximately $450 million, or $46.50 per share.

Commonwealth is a $1.8 billion banking company headquartered in Norristown, Pennsylvania. Commonwealth operates 60 branches, including 21 in-store branches and 61 ATMs in Bucks, Chester, Delaware, Montgomery, Philadelphia and Berks Counties. This transaction will introduce Citizens to the Reading, Pennsylvania market in Berks County and in total will add over 120,000 households in Pennsylvania.

Lawrence K. Fish, Citizens' chairman, president and CEO said: "Having successfully completed the integration of Mellon's retail, small business and middle market businesses, we are now in a position to deepen our presence in the Mid-Atlantic region. Greater Philadelphia is a large and important market for us, and Commonwealth allows us to dramatically strengthen our commitment to the area."

"Pat Ward and his team at Commonwealth have built an outstanding franchise. We look forward to bringing even greater value to Commonwealth's customers, employees and communities with this transaction, " Fish added.

Commonwealth will become part of Citizens Bank in the Mid-Atlantic region. "We look forward to welcoming Commonwealth's colleagues and customers to the Citizens family," said Stephen D. Steinour, chairman and CEO of Citizens Bank of Pennsylvania. "This transaction will enable Citizens to expand our services and convenience to customers and enhance our commitment with communities in the Greater Philadelphia region. It will also bring Citizens to important new markets in Reading and other parts of Berks County, " added Steinour.

Patrick J. Ward, Commonwealth President and CEO said: "Citizens executed its entry in the Philadelphia market last year with the least disruption of any of the banking institutions doing business here, primarily due to their extraordinary focus on customers and employees. This combination creates an excellent cultural fit for Commonwealth. "Ward continued: "I am confident that the integration of the Commonwealth team and customer base with Citizens will create the premier community oriented banking organization in this region."

The transaction, subject to customary conditions, including shareholder and regulatory approval, is expected to close in January 2003 with a conversion scheduled for the spring of 2003. Due diligence has been completed.

Merrill Lynch served as financial advisor to Citizens, and Keefe, Bruyette & Woods served as financial advisor to Commonwealth. Goodwin Procter LLP, and Stradley, Ronon, Stevens & Young, LLP, provided legal counsel for Citizens; and Elias, Matz, Tiernan & Herrick LLP for Commonwealth.

Citizens Financial Group, Inc. is a $55 billion commercial bank holding company headquartered in Providence, RI. It is one of the nation's 20 largest commercial banks with 740 Citizens Bank branches, more than 1,545 ATMs and more than 14,000 employees in seven New England and mid-Atlantic states. It operates as Citizens Bank in Connecticut, Delaware, Massachusetts, New Hampshire, New Jersey, Pennsylvania and Rhode Island. Citizens is wholly owned by The RBS Group, plc. (Royal Bank of Scotland Group.) For more information, please contact our website, citizensbank.com.

Commonwealth Bancorp, Inc., a Pennsylvania company is the holding company for Commonwealth Bank, a Pennsylvania chartered savings bank. Commonwealth Bank conducts business from its executive offices in Norristown, Pennsylvania, and 60 full-service branches located throughout Southeast Pennsylvania. At June 30, 2002, Commonwealth had consolidated assets of $1.8 billion, total deposits of $1.5 billion and shareholders' equity of $144.3 million.


ADDITIONAL INFORMATION

Commonwealth Bancorp, Inc. will be filing relevant documents concerning the merger with the Securities and Exchange Commission (SEC) including a proxy statement. We urge investors to read these documents because they contain important information. Investors will be able to obtain these documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Commonwealth will be available free of charge from the Secretary of Commonwealth (Charles H. Meacham, Secretary, Commonwealth Bancorp, Inc., Commonwealth Bank Plaza, 2 West Lafayette Street, Norristown, Pennsylvania 19401, telephone (610) 313-1600). The directors and executive officers of Commonwealth may be deemed to be participants in the solicitation of proxies to approve the merger. Information about the directors and executive officers of Commonwealth and ownership of Commonwealth's common stock is set forth in Commonwealth's proxy statement dated March 15, 2002 as filed with the SEC.

Additional information about the interests of those participants may be obtained from reading the definitive proxy statement regarding the proposed acquisition when it becomes available. Commonwealth investors should read the proxy statement and other documents to be filed with the SEC carefully before making a decision concerning the merger.



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MEDIA CONTACTS:

Citizens Bank of Pennsylvania                Commonwealth Bancorp, Inc.
Pamela A. Crawley                            Chuck Johnston
SVP, Director of Corporate Affairs           Chief Financial Officer
267-671-1035                                 610-313-2189
Cell:  215-284-4597